EXHIBIT 4.22

                      TRANSLATION FROM THE ORIGINAL FRENCH

Fernando Rodes
42 Bolton Gardens
SW5 OAG
London

                                              Mr. Vincent Bollore
                                              Chairman of the Board of Directors
                                              Havas
                                              2, Allee de Longchamp
                                              92150 Suresnes

March 10, 2006

[handwritten] Dear Vincent

Mr. Chairman:

I am hereby voluntarily confirming to you my decision to waive the benefits of the provisions of Article 6.2, paragraphs 7 and 8, and Article 6.3 (as amended by Amendment of December 19, 2005) of my employment contract dated January 20, 2001.

For information, these clauses set forth the conditions for the termination of my employment contract in the event of a change in the company or a change in control, a change in the governing bodies or in the principal activity of Media Planning Group, as well as the option to terminate this contract following the departure of Alain de Pouzilhac.

I remain,

Very truly yours

[handwritten] with best regards,

                                              /s/ Fernando Rodes
                                              Fernando Rodes